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                                                                    EXHIBIT 15-1




September 17, 2002

The Detroit Edison Company
2000 Second Avenue
Detroit, Michigan 48226

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of The Detroit Edison Company and subsidiaries for the periods ended March 31, 2002 and 2001, and June 30, 2002 and 2001, as indicated in our reports dated April 23, 2002, and July 30, 2002, respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002, and June 30, 2002, are being incorporated by reference into this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

Detroit, Michigan